     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                ALZA CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                 77-0142070
      (State or other          (I.R.S. employer
      jurisdiction of           identification
     incorporation or              number)
       organization)

   950 PAGE MILL ROAD, P.O. BOX 10950, PALO ALTO, CALIFORNIA 94303-0802 (415)
                                    494-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BRUCE C. COZADD
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                ALZA CORPORATION
                       950 PAGE MILL ROAD, P.O. BOX 10950
                        PALO ALTO, CALIFORNIA 94303-0802
                                 (415) 494-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

            Sarah A. O'Dowd                       Thomas C. Janson, Jr.
    Heller Ehrman White & McAuliffe       Skadden, Arps, Slate, Meagher & Flom
         525 University Avenue                   300 South Grand Avenue
      Palo Alto, California 94301                      Suite 3400
            (415) 324-7000                    Los Angeles, California 90071
                                                     (213) 687-5000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. / /

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. / /
                           --------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933 as amended, check the following box and list the Securities Act of 1933, as amended, registration number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED          PROPOSED
                                                           MAXIMUM           MAXIMUM
                                          AMOUNT        OFFERING PRICE      AGGREGATE
      TITLE OF EACH CLASS OF              TO BE         PER DEBENTURE     OFFERING PRICE      AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED           (1)               (1)         REGISTRATION FEE
Debentures due 2006................  $460,000,000(2)         100%          $460,000,000        $158,621
Common Stock, par value
 $.01 per share....................        (3)                --                --               None

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes $60,000,000 aggregate principal amount of Debentures subject to the Underwriter's over-allotment option.
(3) Also being registered are such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debentures registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL   , 1996
P R O S P E C T U S
                                  $400,000,000

                                     [LOGO]
                  % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006
                               ------------------

    The % Convertible Subordinated Debentures due 2006 (the "Debentures") to be issued by ALZA Corporation, a Delaware corporation ("ALZA"), will be convertible, at the option of the holder, at any time on or prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock of ALZA,
$.01 par value per share ("Common Stock"), at a  conversion price of $       per
share  of Common  Stock (equivalent to  a conversion rate  of         shares per
$1,000 principal amount of Debentures), subject to certain anti-dilution adjustments. See "Description of Debentures -- Conversion of Debentures." On April 4, 1996, the last reported sale price of the Common Stock as reported on the New York Stock Exchange was $32 3/8 per share. The Common Stock is listed on the New York Stock Exchange under the symbol "AZA".

    Interest on the Debentures will be payable on             and             of
each  year, commencing              , 1996. The Debentures will be redeemable by
ALZA, in whole or in part, at any time  on or after              , 1999, at  the
redemption prices set forth herein, in each case plus accrued and unpaid interest, if any, to the redemption date. In the event of a Change in Control (as defined herein), each holder of the Debentures will have the right to require ALZA to repurchase all or a portion of such holder's Debentures at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Debentures."

    The Debentures are unsecured and subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of ALZA. As of December 31, 1995, ALZA had $850,000 of debt that would have constituted Senior Indebtedness. The Debentures will rank pari passu with ALZA's outstanding 5 1/4% Liquid Yield Option-TM- Notes due 2014 (the "LYONs"-TM-), which as of December 31, 1995 had an accreted value of $362,944,000. See "Description of Debentures
- -- Subordination of Debentures."

    Application  has been  made to  list the  Debentures on  the New  York Stock
Exchange under the symbol       .

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEBENTURES OFFERED HEREBY.
                             ---------------------
THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PRICE TO          UNDERWRITING        PROCEEDS TO
                                                         PUBLIC(1)          DISCOUNT(2)           ALZA(3)
Per Debenture......................................         100%                 %                   %
Total (4)..........................................     $400,000,000             $                   $

(1) Plus accrued interest, if any, from             , 1996.
(2) ALZA has agreed to indemnify the Underwriter against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by ALZA estimated at $500,000.
(4) ALZA has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $60,000,000 aggregate principal amount of Debentures on the same terms as set forth above to cover over-allotments, if any. If the option is exercised in full, the Price to Public, Underwriting Discount and Proceeds to ALZA will be
    $460,000,000, $      and $      , respectively. See "Underwriting."
                           --------------------------

    The Debentures are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York, on or about
            , 1996.

- -TM-Trademark of Merrill Lynch & Co., Inc.

                           --------------------------
                              MERRILL LYNCH & CO.
                                ---------------

               The date of this Prospectus is             , 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY, THE COMMON STOCK OF ALZA OR OTHER SECURITIES OF ALZA, OR ANY OF THEM, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

    ALZA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10019 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy statements and other information concerning ALZA may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    ALZA has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to ALZA and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by ALZA with the Commission, are hereby incorporated by reference in this Prospectus:

        (a) ALZA's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

        (b) The description of the Common Stock contained in ALZA's registration statement on Form 8-A filed May 14, 1992 under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by ALZA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Upon written or oral request directed to Corporate and Investor Relations, ALZA Corporation, 950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802, telephone (415) 494-5222, ALZA will provide, without charge, to any person to whom this Prospectus is delivered, a copy of any document incorporated by reference in this Prospectus (not including exhibits to any such document except to the extent any such exhibits are specifically incorporated by reference in the information incorporated in this Prospectus).

                               PROSPECTUS SUMMARY

    STATEMENTS MADE IN THIS PROSPECTUS RELATING TO PRODUCT DEVELOPMENT, MANUFACTURING AND MARKETING, OR THAT OTHERWISE RELATE TO FUTURE PERIODS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISKS DESCRIBED IN THIS PROSPECTUS (INCLUDING ALZA'S ANNUAL REPORT ON FORM 10-K FOR 1995 AND OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE).

                                      ALZA

    ALZA is a leader in the development and commercialization of innovative pharmaceutical products that incorporate drugs into advanced dosage forms designed to provide controlled, predetermined rates of drug release for extended time periods. By administering drugs in preset patterns and by alternative routes, ALZA's advanced dosage forms, called therapeutic systems, can add medical and economic value to drug therapies by minimizing their unpleasant or harmful side effects, optimizing their beneficial actions, simplifying drug therapy, and increasing patient compliance by decreasing the frequency with which medication must be administered.

    Historically, most of ALZA's product development activities have been undertaken pursuant to joint development and commercialization agreements with pharmaceutical companies. These agreements normally provide for the pharmaceutical company client to reimburse ALZA for costs incurred in product development and clinical evaluation of a specified product, including a portion of general and administrative expenses. The client receives marketing rights to the product and ALZA receives royalties on the client's sales of the product. Generally ALZA manufactures all or a portion of the client's requirements of the product. Among the ALZA-developed products commercialized to date by client companies are Procardia XL-Registered Trademark- (nifedipine) extended release tablets for the treatment of angina and hypertension, Duragesic-Registered Trademark- (fentanyl) CII for the management of chronic pain in patients who require continuous opioid analgesia for pain that cannot be managed by lesser means, Transderm-Nitro-Registered Trademark- (nitroglycerin), a once-daily product for the prevention of angina pectoris due to coronary artery disease, and Nicoderm-Registered Trademark- (nicotine), an aid in smoking cessation for relief of nicotine withdrawal symptoms.

    The United States health care industry has changed dramatically in the last several years. Pharmaceutical companies have reduced sales forces, acquired pharmacy benefit companies, and built alliances in an effort to cut costs, secure market share, and improve research and development productivity. In this environment, every new pharmaceutical product must add value to the health care marketplace. These changes have created a unique opportunity for ALZA.

    Beginning in the early 1990s and accelerating over the past several years, ALZA has embarked on a three-part strategy to capitalize on the opportunities created by the new health care marketplace. First, ALZA has continued its traditional product development arrangements with client companies.

    Second, ALZA has expanded its commercialization capabilities and activities through its ALZA Pharmaceuticals division. In 1994, ALZA Pharmaceuticals introduced in the United States Testoderm-Registered Trademark-(testosterone transdermal system) CIII for hormone replacement therapy in males for conditions associated with a deficiency or absence of endogenous testosterone. Also during 1994, ALZA's sales force began to co-promote in the United States two products developed by ALZA under agreements with client companies -- Duragesic-Registered Trademark- with Janssen Pharmaceutica, Inc. ("Janssen"), and Glucotrol XL-Registered Trademark- with Pfizer Inc. ("Pfizer"). In April 1996, ALZA Pharmaceuticals launched in the United States Ethyol-Registered Trademark- (amifostine), a unique agent developed by U.S. Bioscience, Inc., indicated for the reduction of cumulative renal toxicity associated with repeated administration of the chemotherapeutic drug cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer. ALZA has exclusive rights to market the product for five years, with an option to extend for one additional year; U.S. Bioscience co-promotes the product with ALZA. As part of its strategy to expand its commercialization activities, and in order to decrease ALZA's dependence on client companies, ALZA formed Therapeutic Discovery Corporation ("TDC") in 1993 to develop, with ALZA, a pipeline of products for commercialization by ALZA. At the end of 1995, ALZA and TDC had more than 20 products in various stages of development, including a number in Phase III clinical evaluation.

    Third, in order to extend ALZA's leadership in drug delivery technology, ALZA formed the ALZA Technology Institute ("ATI") in 1994. ATI is increasing ALZA's investment in the research and development of therapeutic systems, including systems for the delivery of biotechnology compounds and for use in gene therapy.

    ALZA's principal executive offices are located at 950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802 and its telephone number is (415) 494-5000.

                                  THE OFFERING

The Debentures.........................  $400,000,000 aggregate principal amount
                                         ($460,000,000  aggregate  principal  amount  if the
                                         Underwriter's over- allotment  option is  exercised
                                         in  full)  of          %  Convertible  Subordinated
                                         Debentures due 2006.

Payment of Interest....................  The Debentures will  bear interest at  the rate  of
                                             %   per   annum.  Interest   will   be  payable
                                         semi-annually on            and            of  each
                                         year,  commencing                      ,  1996. See
                                         "Description of Debentures -- General."

Conversion Rights......................  The Debentures are  convertible, at  the option  of the  holder, at any  time on or  prior to maturity,
                                         unless previously  redeemed  or  repurchased,  into
                                         shares  of Common  Stock, at a  conversion price of
                                         $      per share, subject to certain  anti-dilution
                                         adjustments.  See  "Description  of  Debentures  --
                                         Conversion of Debentures."

Optional Redemption by ALZA............  The Debentures  are  redeemable at  the  option  of
                                         ALZA,  in whole or in part, at any time on or after
                                               , 1999, at  the redemption  prices set  forth
                                         herein,  in  each  case  plus  accrued  and  unpaid
                                         interest, if  any,  to  the  redemption  date.  See
                                         "Description  of Debentures  -- Optional Redemption
                                         by ALZA."

Repurchase at Option of Holders Upon
 Change in Control.....................  In the  event  a  Change in  Control  occurs,  each holder of Debentures may require ALZA to repurchase
                                         all  or a  portion of  such holder's  Debentures at
                                         100% of the principal amount thereof, together with
                                         accrued interest  to  the  repurchase  date.  If  a
                                         Change  in Control were  to occur, there  can be no
                                         assurance that ALZA would have sufficient funds  to
                                         pay   the  repurchase  price   for  all  Debentures
                                         tendered by the  holders thereof. See  "Description
                                         of  Debentures --  Repurchase at  Option of Holders
                                         Upon Change in Control."

Subordination..........................  The Debentures will be subordinated to all existing
                                         and  future  Senior   Indebtedness  of  ALZA,   the
                                         principal  amount of which as  of December 31, 1995
                                         was $850,000. The Debentures  will rank pari  passu
                                         with   ALZA's  outstanding  LYONs,   which  had  an
                                         accreted value of $362,944,000 at December 31, 1995
                                         ($948,750,000  principal  amount  at  maturity   in
                                         2014).   The  Debentures  will   not  restrict  the
                                         incurrence of Senior Indebtedness  by ALZA, or  the
                                         incurrence  of other indebtedness or liabilities by
                                         ALZA  or  its   subsidiaries  or  affiliates.   See
                                         "Capitalization"  and "Description of Debentures --
                                         Subordination of Debentures."

Use of Proceeds........................  ALZA will use the net proceeds of the offering  for general corporate purposes. See "Use of Proceeds."

Listing................................  Application has been made to list the Debentures on the  New  York  Stock  Exchange  under  the  symbol
                                                 . The Common Stock  is currently traded  on
                                         the New York Stock Exchange under the symbol "AZA".

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    Set forth below are summary consolidated financial data for ALZA at the dates and for the periods indicated.

                                                                            YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------------------------------
                                                          1995          1994          1993          1992          1991
                                                      ------------  ------------  ------------  ------------  ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Total revenues....................................  $  350,624    $  278,756    $  234,182    $  250,519    $  162,349
  Net income (loss).................................      72,408(1)     58,120        45,612(2)     72,170       (62,076)(3)
  Net income (loss) per share.......................        0.88          0.71          0.57          0.90         (0.88  )
BALANCE SHEET DATA:
  Working capital (deficiency)......................  $  510,120    $  436,445    $  (87,767   (2) $  188,744 $  227,950
  Total assets......................................     937,215       806,252       621,824       698,381       580,490
  5 1/4% zero coupon convertible subordinated
   debentures (LYONs)...............................     362,944       344,593            --            --            --
  Commercial paper..................................          --            --       249,520  (2)         --          --
  7 1/2% zero coupon convertible subordinated
   debentures.......................................          --            --            --       228,966       213,220
  Other long-term liabilities.......................      51,770        41,192        28,969        22,723        23,607
  Total stockholders' equity........................     454,553       364,479       306,677  (4)    407,543     322,854
OTHER DATA:
  Ratio of earnings to fixed charges (5)............        5.5x          5.5x          3.9x          6.3x            --  (6)

- --------------------------

 (1) Includes a pre-tax benefit of $7 million from the reversal of a reserve established after a patent infringement suit was filed by Ciba-Geigy Corporation against ALZA and Marion Merrell Dow, Inc. (now Hoechst Marion Roussel, Inc.) and a pre-tax charge of $7 million for a portion of the payment ALZA made to U.S. Bioscience, Inc. under a marketing and distribution agreement for Ethyol-Registered Trademark-.

 (2) Includes pre-tax charges and allowances of $28 million ($0.23 per share on an after-tax basis) related primarily to manufacturing activities. Also includes $7 million ($0.08 per share) in one-time benefits resulting from the adoption of Statement of Financial Accounting Standards No. 109,
     ACCOUNTING FOR INCOME TAXES, and a $4 million ($0.05 per share) extraordinary refinancing charge relating to the redemption of ALZA's 7 1/2% zero coupon convertible subordinated debentures. The 7 1/2% zero coupon convertible subordinated debentures were replaced with commercial paper which was classified as short-term debt, thereby reducing working capital.

 (3) In 1991 ALZA incurred a one-time pre-tax charge of $101 million ($1.38 per share on an after-tax basis) relating to the purchase of in-process technology in connection with the acquisition of Bio-Electro Systems, Inc., a company acquired by ALZA in early 1992.

 (4) Total stockholders' equity decreased from December 31, 1992 to December 31, 1993 primarily due to the special dividend paid in 1993 to stockholders in connection with the formation of TDC, which reduced stockholders' equity by $250 million.

 (5) The ratios of earnings to fixed charges were calculated by dividing the sum of (i) income (loss) before income taxes and the extraordinary refinancing charge and cumulative effect of the accounting change described in (2) above and (ii) fixed charges (reduced by capitalized interest costs), by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issue expense and the estimated interest portion of rent expense.

 (6) Earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $43 million. See (3) above.

                                  RISK FACTORS

    Statements made in this Prospectus relating to product development, manufacturing and marketing, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus (including ALZA's Annual Report on Form 10-K for 1995 and other documents incorporated herein by reference).

    DEPENDENCE ON RELATIONSHIPS WITH CLIENT COMPANIES. ALZA's net income currently results primarily from royalties and fees paid by client companies. Royalties and fees are derived from sales by the clients of products incorporating ALZA technologies, and therefore vary from quarter to quarter as a result of changing levels of product sales by client companies. Because ALZA's clients make all marketing and other commercialization decisions with respect to such products (including, in many cases, taking responsibility for obtaining necessary regulatory approvals), most of the variables that affect ALZA's royalties and fees are not directly within ALZA's control. In addition, ALZA's royalties and fees could be adversely affected if the pressures for cost containment in the U.S. health care system were to result in lower selling prices for royalty-bearing products. For the year ended December 31, 1995, Procardia XL-Registered Trademark-, marketed by Pfizer, accounted for more than 40% of ALZA's royalties and fees.

    UNCERTAINTIES RELATING TO RECENT AND PLANNED EXPANSION OF MARKETING AND MANUFACTURING ACTIVITIES. ALZA has recently expanded its commercialization activities. ALZA began marketing the Testoderm-Registered Trademark-transdermal therapeutic system in 1994, and is co-promoting Duragesic-Registered Trademark-with Janssen and Glucotrol XL-Registered Trademark-with Pfizer. ALZA has also recently launched Ethyol-Registered Trademark- (amifostine). ALZA intends to expand its commercialization activities as a result of its arrangements with TDC, and under additional arrangements with third parties (which could include the acquisition or license of products and/or technologies). While the activities with TDC and other third parties are intended to result in a valuable pipeline of products for marketing by ALZA, there can be no assurance that this will be the case, nor can there be any assurance generally that ALZA's commercialization activities will be successful. ALZA also has expanded and is continuing to expand its manufacturing facilities in anticipation of future manufacturing needs. Utilization of these facilities in any quarter depends on many factors, including client orders, product approvals, and product launches and sales, many of which are outside of ALZA's control. There can be no assurance that ALZA's expanded manufacturing activities will be profitable.

    VOLATILITY OF SECURITIES PRICES. The market prices of ALZA's securities are subject to significant fluctuations in response to variations in quarterly operating results, announcements of new commercial products by ALZA or its competitors, developments or disputes concerning patent or proprietary rights, regulatory developments in both the United States and foreign countries, health care reform and regulation, and economic and other external factors. In addition, the pharmaceutical sector of the stock market has in recent years experienced significant price fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of ALZA's securities, including its Common Stock and the Debentures.

    UNCERTAINTIES CONCERNING EFFECTS OF CHANGES IN U.S. HEALTH CARE MARKET. The U.S. health care industry has continued to change rapidly as the public, government, medical practitioners and the pharmaceutical industry focus on ways to expand medical coverage while controlling the growth in health care costs. Legislative changes continue to be proposed, many of which, if enacted, could put significant pressures on the prices charged for pharmaceutical products. Similarly, prescription drug reimbursement practices and the growth of large managed care organizations, as well as generic and therapeutic substitution
(substitution of a different product for the same indication), could significantly affect ALZA's business.

    ARRANGEMENTS POTENTIALLY EFFECTING A CHANGE IN CONTROL OF ALZA. Certain provisions of ALZA's Certificate of Incorporation, the LYONs and the Debentures may effect a change in control of ALZA. The provisions of ALZA's Certificate of Incorporation granting the Board of Directors the authority to issue shares of Preferred Stock with such terms as the Board may determine, classifying ALZA's board, preventing stockholders from calling special meetings of ALZA's stockholders and requiring supermajority votes in the event of certain proposed business combinations may inhibit any change in control of ALZA. Provisions in the Debentures and the outstanding LYONs grant the holders of these securities the right to require ALZA to repurchase all or any part of the Debentures and the LYONs in the event of a change in control, which may also effect any change in control of ALZA. See "Description of Debentures -- Repurchase at Option of Holders Upon Change in Control" and "Description of Capital Stock."

    SUBORDINATION. The Debentures will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of ALZA. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of ALZA or upon acceleration of the Debentures due to an Event of Default, the assets of ALZA will be available to pay obligations on the Debentures and any other subordinated indebtedness of ALZA only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures and any other subordinated indebtedness of ALZA then outstanding. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by ALZA or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by ALZA or its subsidiaries could adversely affect ALZA's ability to pay its obligations on the Debentures. ALZA anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness. See "Description of Debentures -- Subordination of Debentures."

    ABSENCE OF ESTABLISHED MARKET FOR DEBENTURES. Prior to the offering of the Debentures, there has been no public market for the Debentures. Although ALZA has applied to have the Debentures approved for listing on the New York Stock Exchange, there can be no assurance that an active public market will develop for the Debentures or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The initial public offering price of the Debentures will be determined by negotiation between ALZA and the Underwriter and may not be indicative of the market price of the Debentures after the offering of the Debentures hereby.

                                USE OF PROCEEDS

    The  aggregate net proceeds to ALZA from  the sale of the Debentures offered
hereby are estimated to  be approximately $           million (or  approximately
$           million if  the Underwriter's over-allotment  option is exercised in full). ALZA will use the net proceeds for general corporate purposes, which may include expansion of ALZA's pharmaceutical business (including its sales and marketing activities), expansion of research and development and manufacturing facilities, expenditures under existing or future joint ventures, partnerships or other similar agreements, the completion or continuation of the development of TDC products, the acquisition of assets, technologies, products and businesses to expand ALZA's operations, and working capital. Pending such uses, ALZA will invest the net proceeds of the offering in marketable securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    ALZA's Common Stock is traded on the New York Stock Exchange under the symbol "AZA". The following table sets forth the high and low per share sales price for the Common Stock as reported on the composite tape for the quarters indicated. The last reported sale price for the Common Stock on the New York Stock Exchange on April 4, 1996 was $32 3/8. These prices do not include retail mark-ups, mark-downs or commissions.

                                              HIGH         LOW
                                             -------     -------
1994
  First Quarter.........................     $   30 3/4  $   21
  Second Quarter........................         26 5/8      20 1/4
  Third Quarter.........................         24 1/8      20 1/8
  Fourth Quarter........................         20 3/4      17
1995
  First Quarter.........................         24 1/8      18 1/8
  Second Quarter........................         24 5/8      18 3/8
  Third Quarter.........................         27          22 1/8
  Fourth Quarter........................         25 1/8      20 1/4
1996
  First Quarter.........................         34 7/8      24 3/8
  Second Quarter (through April 4)......         32 1/2      30 1/2

    ALZA has never paid a cash dividend on its Common Stock and does not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization and short-term debt of ALZA and its consolidated subsidiaries at December 31, 1995, and as adjusted to give effect to the sale of the Debentures offered by this Prospectus (assuming no exercise of the Underwriter's over-allotment option).

                                                        DECEMBER 31, 1995
                                                    --------------------------
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)    ACTUAL
                                                    ----------
                                                                AS ADJUSTED(1)
                                                                --------------
                                                                 (UNAUDITED)

Short-term debt (2)...............................    $    869      $      869
                                                    ----------  --------------
                                                    ----------  --------------
Long-term liabilities:
  5 1/4% zero coupon convertible subordinated
   debentures (LYONs).............................    $362,944      $  362,944
     % convertible subordinated debentures offered
   hereby.........................................          --         400,000
  Other long-term liabilities.....................      51,770          51,770
                                                    ----------  --------------
      Total long-term liabilities.................     414,714         814,714
                                                    ----------  --------------
Stockholders' equity:
  Common Stock, $.01 par value, 300,000,000 shares
   authorized; 82,506,419 shares issued and
   outstanding (3)................................         825             825
  Additional paid-in capital......................     310,451         310,451
  Unrealized gains on available-for-sale
   securities (net of $1,313 tax effect)..........       1,886           1,886
  Retained earnings...............................     141,391         141,391
                                                    ----------  --------------
    Total stockholders' equity....................     454,553         454,553
                                                    ----------  --------------
      Total capitalization........................    $869,267      $1,269,267
                                                    ----------  --------------
                                                    ----------  --------------

- ------------------------
(1) Adjusted to reflect the issuance of the Debentures, assuming no exercise of the Underwriter's over-allotment option.

(2) Short-term debt consists entirely of the current portion of long-term debt.

(3) Excludes 4,863,868 shares reserved for issuance pursuant to ALZA's stock option, stock purchase and other incentive plans, 12,321,416 shares reserved for issuance upon conversion of the LYONs, 966,697 shares reserved for issuance upon the exercise of outstanding warrants exercisable at $65 per share on or before December 31, 1999, issued in connection with the formation of TDC, 1,000,000 shares reserved for issuance upon exercise of outstanding warrants exercisable at $25 per share on or before January 31, 1996 (which warrants were exercised subsequent to December 31, 1995) and shares reserved for issuance upon conversion of the Debentures.

                           DESCRIPTION OF DEBENTURES

    The Debentures will be issued under an Indenture, dated as of April , 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debentures and the
Indenture,   including  the  definitions  therein  of  certain  terms.  Wherever particular provisions or defined terms of the Indenture (or the form of Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in the "Description of Debentures" references to "ALZA" refer to ALZA Corporation and not to any of its subsidiaries.

GENERAL

    The Debentures will represent unsecured general obligations of ALZA subordinate in right of payment to certain other obligations of ALZA as described under "-- Subordination of Debentures" and convertible into Common Stock as described under "-- Conversion of Debentures." The Debentures will be limited to $400,000,000 aggregate principal amount ($460,000,000 if the over-allotment option is exercised in full), will be issued only in
denominations  of $1,000 or any multiple thereof and will mature on            ,
2006, unless earlier redeemed at the option of ALZA or repurchased by ALZA at the option of the holder upon a Change in Control (as defined) or converted.

    The  Debentures will bear interest at the annual rate set forth on the cover
page hereof from              , 1996, payable semi-annually  on              and
           of  each year, commencing             , 1996, to holders of record at
the close of business on the preceding            and            ,  respectively
(other than with respect to a Debenture or portion thereof called for redemption on a redemption date, or repurchased in connection with a Change in Control on a Repurchase Date (as defined below) during the period from the record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable to the extent required to the holder of the Debenture or portion thereof redeemed or repurchased), or converted after the record date and before the next succeeding interest payment date except to the extent that at the time such Debenture or portion thereof is submitted for conversion, such Debenture or portion thereof was required to be accompanied by funds equal to interest payable on such succeeding interest payment date on the principal amount so converted; see "-- Conversion of Debentures" below). Interest will be paid by check mailed to such holders. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    Principal and premium, if any, will be payable, and the Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of ALZA or its agent maintained for such purposes in The City of New York, which shall initially be an office or agency of the Trustee. The Debentures will be convertible at the aforesaid offices of ALZA or its agent maintained for such purpose.

    The Debentures will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. The Debentures are exchangeable and transfers thereof will be registered without charge therefor, but ALZA may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    When issued, the Debentures will be a new issue of securities with no established trading market. Although ALZA has applied to have the Debentures approved for listing on the New York Stock Exchange, there can be no assurance that an active public market will develop for the Debentures or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The initial public offering price of the Debentures will be determined by negotiation between ALZA and the Underwriter and may not be indicative of the market price of the Debentures after the offering of the Debentures hereby.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of ALZA. The Indenture contains no covenants or other provisions to afford protection to holders of Debentures in the event of a highly leveraged transaction or a change in control of ALZA except to the extent described under "-- Repurchase at Option of Holders Upon Change in Control."

CONVERSION OF DEBENTURES

    The holders of Debentures will be entitled, at any time prior to the close of business on the final maturity date of the Debentures, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of ALZA, at the conversion price set forth on the cover page hereof, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued. If any Debentures not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Debentures must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. ALZA is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last Trading Day (as defined in the Indenture) prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption unless ALZA defaults in payment of the redemption price. A Debenture in respect of which a holder is exercising its option to require repurchase upon a Change in Control may be converted only if such holder withdraws its election to exercise its repurchase option in accordance with the terms of the Indenture.

    The initial conversion price is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of ALZA; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;
(iv) the distribution to all holders of Common Stock of shares of capital stock of ALZA (other than Common Stock) or evidences of indebtedness of ALZA or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash); (v) distributions consisting of cash, excluding any cash dividends or other distributions on the Common Stock made in any 12-month period, which when combined with (A) all such all-cash distributions made within such 12-month period in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by ALZA or any of its subsidiaries for Common Stock concluded within such 12-month period in respect of which no adjustment has been made, do not exceed 15% of ALZA's market capitalization (being the product of the Current Market Price (as defined in the Indenture) of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such dividend or distribution, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of ALZA; and (vi) payment in respect of a tender or exchange offer by ALZA or any subsidiary of ALZA for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

    No adjustment will be made with respect to clause (iii) or (iv) above if the Debenture holders are to participate in such issuance or distribution on a basis and with notice that ALZA's Board of Directors determines to be fair and appropriate in light of the basis on which holders of Common Stock participate. In addition, no adjustment will be made with respect to clause (iv) above if, in lieu of such adjustment, the Debenture holders, upon conversion, will be entitled to receive, in addition to the shares of Common Stock into which such Debentures are convertible, the kind and amount of shares, evidences of indebtedness or assets comprising the distribution that such holders would have received had they converted their Debentures immediately prior to the record date for determining the stockholders entitled to receive such distribution.

    In addition, the Indenture provides that if ALZA implements a stockholder rights plan, such rights plan must provide that upon conversion of the Debentures the holders will receive, in addition to the Common Stock issuable upon such conversion, the rights issued under such plan (notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of conversion).

    In the case of  (i) any reclassification  or change of  the Common Stock  or
(ii) a consolidation, merger or combination involving ALZA or a sale or conveyance to another person of the property and assets of ALZA as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

    ALZA from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 business days, in which case ALZA shall give at least 15 days' notice of such reduction. ALZA may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY ALZA

    The Debentures are not entitled to any sinking fund. At any time on or after
           , 1999, the Debentures will be redeemable at ALZA's option in whole, or from time to time in part, on at least 30 and not more than 60 days' notice given to the holders at the following prices (expressed as percentages of the principal amount), together, in each case, with accrued interest to, but excluding, the date fixed for redemption.

    If redeemed during the 12-month period beginning            :

                                                                         REDEMPTION
YEAR                                                                        PRICE
- -----------------------------------------------------------------------  -----------
1999...................................................................       %
2000...................................................................       %
2001...................................................................       %
2002...................................................................       %
2003 and thereafter....................................................    100.00%

provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Debentures being redeemed.

    If fewer than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed pro rata or by lot, or by any other method not prohibited by any stock exchange on which the Debentures are listed at the time of such redemption. If any Debenture is to be redeemed in part only, a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Debentures are selected for partial redemption and, prior to such redemption, such holder has elected to convert a portion of such Debentures, such converted portion shall be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

    The Indenture provides that if a Change in Control occurs, each holder of Debentures shall have the right to require ALZA to repurchase all of such holder's Debentures, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined), for cash at a price equal to 100% of the principal amount thereof (the "Repurchase Price") plus accrued and unpaid interest to, but excluding, the Repurchase Date; provided that any semi-annual payment of interest becoming due on the Repurchase Date shall be payable to the holders of record on the relevant record date of the Debentures being repurchased.

    Within 15 days after the occurrence of a Change in Control, ALZA or at ALZA's request the Trustee is obligated to give to all holders of record of Debentures a notice (the "Company Notice") of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. ALZA must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of such Debentures must deliver to the Trustee on or before the 30th day after the date of the Company Notice written notice of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised.

    A "Change in Control" will be deemed to have occurred at such time after the original issuance of Debentures as:

        (i) there is a report filed by any Person (as defined in the Indenture, and including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than ALZA, any subsidiary of ALZA, or any employee benefit plan of ALZA or any such subsidiary, on Schedule 13D or 14D-1 pursuant to the Exchange Act, disclosing that such Person has become the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving ALZA), of shares of capital stock of ALZA that entitle such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of ALZA entitled to vote generally in the election of directors; or

        (ii) there occurs any consolidation of ALZA with, or merger of ALZA into, any other Person, any merger of another Person into ALZA, or any sale or transfer of all or substantially all of the assets of ALZA to another Person (other than (a) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of ALZA and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock).

    The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. To the extent applicable, ALZA will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by ALZA to repurchase Debentures at the option of the holders thereof upon a Change in Control.

    The Change in Control feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of ALZA and, thus, the removal of incumbent management. The repurchase right is not the result of management's knowledge of any effort to accumulate any Common Stock or to obtain control of ALZA by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between ALZA and the Underwriter.

    ALZA's ability to repurchase Debentures upon the occurrence of a Change in Control is subject to limitations. If a Change in Control were to occur, there can be no assurance that ALZA would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Debentures tendered by holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including Senior Indebtedness) to which ALZA becomes a party may contain similar restrictions and provisions. In the event a Change in Control occurs at a time when ALZA is prohibited from repurchasing Debentures, ALZA could seek the consent of its lenders to repurchase the Debentures or could attempt to refinance the borrowings or lease arrangements that contain such prohibition. If ALZA does not obtain such a consent or repay such borrowings or lease arrangements, ALZA would be prohibited under the terms of such agreements from repurchasing Debentures. Moreover, the occurrence of a Change in Control or the repurchase of Debentures upon a Change in Control may cause an event of default under Senior Indebtedness of ALZA. As a result, in each case, any repurchase of the Debentures would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "-- Subordination of Debentures" below and "Risk Factors -- Subordination." Any failure by ALZA to repurchase the Debentures when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is prohibited by the terms of any other agreement or by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of ALZA.

SUBORDINATION OF DEBENTURES

    Indebtedness evidenced by the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. "Senior Indebtedness" means the principal of (and premium, if any) and unpaid interest on all present and future
(i) indebtedness of ALZA for borrowed money; (ii) obligations of ALZA evidenced by bonds, debentures, notes or similar instruments; (iii) indebtedness incurred, assumed or guaranteed by ALZA in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase money indebtedness classified as accounts payable under generally accepted accounting principles); (iv) obligations of ALZA as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which ALZA is a party; (v) reimbursement obligations of ALZA in respect of letters of credit relating to indebtedness of other obligations of ALZA that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (iv) above; and (vi) obligations of ALZA under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless, in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the Debentures. The Debentures will rank pari passu in right of payment to the outstanding LYONs.

    By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Senior Indebtedness will be entitled to be paid in full before payment may be made on the Debentures and the holders of Debentures will be required to pay over their share of such distribution in respect of the Debentures to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) unsecured creditors of ALZA who are not holders of the Debentures or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Debentures.

    No payment of the principal, premium, if any, or interest with respect to any Debentures (including but not limited to the Redemption Price, the Repurchase Price, or on account of purchase or other acquisition of Debentures) may be made, nor may ALZA pay cash with respect to the purchase price or upon conversion of any Debenture (other than cash in lieu of fractional shares) or acquire any Debentures except as set forth in the Indenture, if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Indebtedness of ALZA or (ii) an event of default with respect to any Senior Indebtedness of ALZA permitting the holders thereof to accelerate the maturity thereof.

    As of December 31, 1995, the principal amount of Senior Indebtedness was $850,000. There are no restrictions in the Indenture on the creation of additional indebtedness, including Senior Indebtedness. In addition, the Debentures will be effectively subordinated to all liabilities, including trade payables and capitalized lease obligations, if any, of ALZA's subsidiaries. Any right of ALZA to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that ALZA is itself recognized as a creditor of such subsidiary, in which case the claims of ALZA would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by ALZA.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being: default in payment when due of the principal of or premium, if any, on the Debentures (including any failure to repurchase the Debentures on a Repurchase Date); default for 30 days in payment of any installment of interest on the Debentures; default by ALZA for 60 days after notice in the observance or performance of any other covenants in the Indenture; failure of ALZA to make any payment at maturity, including any applicable grace period, in respect of indebtedness for borrowed money of ALZA, which payment is in an amount in excess of $30 million, and continuance of such failure for 30 days after notice; default by ALZA with respect to any indebtedness for borrowed money of ALZA, which default results in acceleration of any such indebtedness which is in an amount of in excess of $30 million without such indebtedness having been paid or discharged, or there having been deposited in trust a sum of money sufficient to discharge such indebtedness, or such acceleration having been rescinded or annulled, within 30 days after notice; or certain events involving bankruptcy, insolvency or reorganization of ALZA. The Indenture provides that the Trustee may withhold notice to the holders of Debentures of any default (except in payment of principal, premium, if any, or interest with respect to the Debentures) if the Trustee considers it in the interest of the holders of the Debentures to do so.

    The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal of and accrued interest on the Debentures to be due and payable immediately, but if ALZA shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Debentures which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding. In the case of certain events of bankruptcy or insolvency, the principal of and accrued interest on the Debentures shall automatically become and be immediately due and payable.

    The holders of a majority in principal amount of the Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting ALZA and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of ALZA to repurchase any Debenture upon the occurrence of any Change in Control in a manner adverse to holders of Debentures, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Debentures are payable or impair the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect, without the consent of each holder of a Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures the holders of which are required to consent to any such modifications, without the consent of the holders of all of the Debentures then outstanding.

    Under the Indenture, ALZA, when authorized by the resolutions of the Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or supplemental indentures for one or more of the following purposes: (i) to make provision with respect to the conversion rights of the holders of the Debentures or the repurchase obligations of ALZA, in each case, pursuant to the terms of the Indenture; (ii) subject to the subordination of the Debentures, to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Debentures, any property or assets; (iii) to evidence the succession of another corporation to ALZA, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of ALZA pursuant to the Indenture; (iv) subject to certain limitations, to add to the covenants of ALZA such further covenants, restrictions or conditions as the Board of Directors and the Trustee shall consider to be for the benefit of the holders of the Debentures, and to make the occurrence, or the occurrence and continuance, of a Default (as defined in the Indenture) in any such additional covenants, restrictions or conditions a Default or an Event of Default (as defined in the Indenture) permitting the enforcement of all or any of the several remedies provided in the Indenture; (v) to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture which shall not adversely affect the interest of any holder of the Debentures; or (vi) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    ALZA shall not consolidate or merge with or into any other corporation or corporations or, directly or indirectly, sell, convey or lease all or substantially all of its property to any other corporation (whether or not affiliated with ALZA) unless the surviving or successor corporation in the event of a merger or consolidation, or the corporation to which a sale, conveyance or lease is made (i) is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes by supplemental indenture all the obligations of ALZA under the Debentures and the Indenture.

DISCHARGE OF INDENTURE

    ALZA may terminate substantially all of its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation and paying any other sums payable under the Indenture.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, N.A., as Trustee under the Indenture, has been appointed by ALZA as the paying agent, conversion agent, registrar, transfer agent and custodian with regard to the Debentures. The Trustee or its affiliates may from time to time in the future provide banking and other services to ALZA in the ordinary course of its business.

GOVERNING LAW

    The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

    ALZA's authorized capital stock consists of 300,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). No Preferred Stock is outstanding as of the date of this Prospectus. For recent prices of Common Stock, see "Price Range of Common Stock and Dividend Policy."

    On December 31, 1995, there were 82,506,419 shares of Common Stock outstanding. In addition there were (i) 4,863,868 shares reserved for issuance pursuant to ALZA's stock option, stock purchase and other incentive plans; (ii) 12,321,416 shares reserved for issuance upon conversion of the LYONs; (iii) 966,697 shares reserved for issuance upon the exercise of outstanding warrants exercisable at $65 per share on or before December 31, 1999, issued in connection with the formation of TDC; (iv) 1,000,000 shares reserved for issuance upon exercise of outstanding warrants exercisable at $25 per share on or before January 31, 1996 (which warrants were exercised subsequent to December
31,  1995); and (v)         shares reserved for  issuance upon conversion of the
Debentures (      shares if the over-allotment option is exercised in full).

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to any superior rights of Preferred Stock, holders of Common Stock are entitled to share, on a pro rata basis, in all assets remaining after payment of or provision for liabilities. The shares of Common Stock are not subject to redemption. ALZA has the corporate power to repurchase Common Stock.

    ALZA's Board of Directors has authority to fix or alter the rights, preferences, privileges, restrictions and other terms of any series of Preferred Stock, the number of shares constituting any such series and the designation thereof. ALZA has no present plans to issue any shares of Preferred Stock.

    ALZA has a classified Board of Directors with directors serving staggered terms of three years each. Directors may not be removed by the stockholders without cause. Special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board or the President. Nominations for election of directors may be made by the Board of Directors or by any stockholder of record entitled to vote for directors, provided that any stockholder nominating a candidate for director must deliver written notice to the Secretary of ALZA not later than the close of business 60 days in advance of the stockholders' meeting or 10 days after the date on which the notice of meeting is first given to stockholders, whichever is later. The stockholder's notice must set forth certain information concerning the stockholder and the stockholder's nominee. No nominations for director shall be presented to any stockholders' meeting if not made in compliance with such procedures. ALZA's bylaws also require that advance notice be given and certain other procedures be followed with regard to any other business to be brought by a stockholder before a meeting of stockholders. Such procedures include the delivery of notice of such proposal to the Secretary of ALZA not later than the close of business 60 days in advance of the meeting or 10 days after the date on which the notice of meeting is first given to stockholders, whichever is later. The notice must set forth certain information concerning the stockholder and the proposed business, including any material interest of the stockholder in that business. The provisions of ALZA's Certificate of Incorporation and bylaws governing the number and classification of the Board of Directors and certain related matters cannot be amended without the approval of at least 75% of the Board of Directors or the affirmative vote of not less than 80% of the voting power of the outstanding shares of voting capital stock. The affirmative vote of at least 80% of the voting power of the outstanding shares of voting capital stock is required to approve certain business combinations.

    The provisions of ALZA's Certificate of Incorporation granting the Board of Directors the authority to issue Preferred Stock with such terms as the Board may determine, classifying ALZA's Board, preventing stockholders from calling special meetings of ALZA's stockholders, and requiring supermajority votes in the event of certain business combinations may inhibit any change in control of ALZA.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Debentures, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that purchase the Debentures in this offering and hold the Debentures as "capital assets" within the meaning of
Section 1221 of the Code.

    ALL PROSPECTIVE PURCHASERS OF THE DEBENTURES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND THE COMMON STOCK.

CONVERSION OF DEBENTURES INTO COMMON STOCK

    In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Debentures into shares of Common Stock. However, cash paid by ALZA in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debenture allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Debenture converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of a holder in the Common Stock received on conversion will include the period during which the converted Debentures were held.

    The Conversion Price of the Debentures is subject to adjustment under certain circumstances. See "Description of Debentures -- Conversion of Debentures." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Debentures as having received a constructive distribution if and to the extent that certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Debentures in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. As a result of such a constructive distribution the holders of Debentures may have ordinary income to the extent of ALZA's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or ALZA's accumulated earnings and profits. Moreover, if there is not a full adjustment to the Conversion Price of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of ALZA, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of ALZA's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or ALZA's accumulated earnings and profits.

SALE, EXCHANGE OR RETIREMENT OF DEBENTURES

    Each holder of Debentures generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement or other disposition (other than conversion) of the Debentures measured by the difference (if any) between
(i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Debentures (including any market discount previously included in income by the holder). Each holder of Common Stock, in general, into which the Debentures are converted, in general, will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Debentures. Special rules may apply to redemptions of Common Stock which may result in different treatment. Any such gain or loss recognized on the sale, exchange, redemption, repurchase, retirement or other disposition of a Debenture or share of Common Stock should, in general, be capital gain or loss and would be long-term capital gain or loss if the Debenture or the Common Stock was held for more than one year at the time of the disposition. A holder's initial basis in a Debenture will be the cash price paid therefor.

BACK-UP WITHHOLDING

    A holder of Debentures or Common Stock may be subject to "back-up withholding" from a reportable payment at a rate of 31 percent if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number ("TIN") to ALZA certified under penalties of perjury within a reasonable time after the request therefor; (ii) the IRS notifies ALZA that the TIN furnished by the holder is incorrect; (iii) the IRS notifies ALZA that backup withholding should be commenced because the holder has failed to properly report interest or dividends; or (iv) when required to do so, the holder fails to certify under penalties of perjury that such holder is not subject to backup withholding or that the TIN provided to ALZA is correct. Reportable payments include interest payments, dividend payments and, under certain circumstances, principal payments on the Debentures. A holder who does not provide ALZA with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

    ALZA will report to the holders of Debentures and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase $400,000,000 aggregate principal amount of the Debentures from ALZA. The Underwriter has advised ALZA that it proposes to offer the Debentures directly to the public at the offering price set forth on the cover page of this Prospectus. After the initial public offering, the offering price may be changed. The Debentures are offered subject to receipt and acceptance by the Underwriter and to certain other conditions, including the right to reject orders in whole or in part.

    ALZA has granted the Underwriter an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional $60,000,000 principal amount of Debentures to cover over-allotments, if any, at the initial public offering price less the underwriting discount as set forth on the cover page of this Prospectus.

    ALZA has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof.

    ALZA has agreed with the Underwriter not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer any securities similar to the Debentures or any Common Stock or any securities convertible into or exercisable or exchangeable for such securities or Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter other than (i) Common Stock issuable upon the exchange of Debentures offered hereby; (ii) Common Stock issued or sold pursuant to employee benefit plans and dividend reinvestment plans; (iii) Common Stock issued upon exercise of currently outstanding options, warrants or convertible securities;
(iv) certain privately issued restricted securities; or (v) Common Stock issued in connection with investments in, acquisitions of, or mergers or combinations with other companies.

    Application has been made to list the Debentures on the New York Stock Exchange.

    From time to time the Underwriter and certain of its affiliates have performed, and may in the future perform, investment banking or financial advisory services for ALZA.

                                 LEGAL MATTERS

    The validity of the issuance of the Debentures offered hereby and certain legal matters with respect to United States federal income tax considerations will be passed upon for ALZA by Heller Ehrman White & McAuliffe, Palo Alto, California, ALZA's counsel. Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California, will act as counsel to the Underwriter. Julian N. Stern, a director and the Secretary of ALZA, is a member of Heller Ehrman White & McAuliffe. At April 1, 1996, attorneys in that firm involved in the representation of ALZA owned beneficially 138,379 shares of Common Stock (including options, but excluding warrants to purchase Common Stock).

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of ALZA Corporation appearing or incorporated by reference in ALZA's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALZA OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ALZA SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................           9
Price Range of Common Stock and Dividend
 Policy........................................           9
Capitalization.................................          10
Description of Debentures......................          11
Description of Capital Stock...................          18
Certain Federal Income Tax Considerations......          19
Underwriting...................................          21
Legal Matters..................................          21
Experts........................................          21

                                  $400,000,000

                                     [LOGO]

                            % CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2006

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                                           , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee............  $ 158,621
New York Stock Exchange Listing Application Fee................      1,500
Blue Sky Fees and Expenses*....................................     20,000
NASD Registration Fee..........................................     30,500
Legal Fees and Expenses*.......................................     60,000
Accounting Fees and Expenses*..................................     60,000
Printing and Engraving Expenses*...............................     65,000
Trustee and Registrar Fees and Expenses*.......................      6,000
Miscellaneous*.................................................     98,379
                                                                 ---------
      Total....................................................  $ 500,000
                                                                 ---------
                                                                 ---------

- ------------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. ALZA's Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

    Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    In addition, Article 9 of ALZA's Certificate of Incorporation provides as follows:

    LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS.

    (a) ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    (b) INDEMNIFICATION AND INSURANCE.

        (1) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), because he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorneys' fees, judgments, penalties, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Section shall be a contract right which may not be retroactively amended and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of the proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if ultimately it shall be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the indemnification of directors and officers.

        (2) NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        (3) INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    ALZA has purchased directors and officers liability insurance which would indemnify the directors and officers of ALZA against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS.

      1.1  Form of Purchase Agreement between the Registrant and the Underwriter
      4.1  Form of Certificate for the Debenture (included in Exhibit 4.2)
      4.2  Form of Indenture between the Registrant and The Chase Manhattan Bank, N.A. as
            Trustee, relating to the Debentures
      5.1  Opinion of Heller Ehrman White & McAuliffe as to legality of Debentures and
            Common Stock
      8.1  Opinion of Heller Ehrman White & McAuliffe with respect to certain tax matters
     12.1  Computation of Ratios of Earnings to Fixed Charges
     23.1  Consent of Ernst & Young LLP, Independent Auditors
     23.2  Consent of Heller Ehrman White & McAuliffe (included in its opinion filed as
            Exhibit 5.1 to this Registration Statement)
     23.3  Consent of Heller Ehrman White & McAuliffe (included in its opinion filed as
            Exhibit 8.1 to this Registration Statement)
     24.1  Power of Attorney (included on page II-4)
     25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, N.A. to act as Trustee under the
            Indenture

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on April 8, 1996.

                                                     ALZA CORPORATION

                                                     /S/ ERNEST MARIO
                                          --------------------------------------
                                                     Dr. Ernest Mario,
                                                 Co-Chairman and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Dr. Ernest Mario and Bruce C. Cozadd his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                      TITLE                                 DATE
- ---------------------------------------  ------------------------------------------------  ----------------------

          /S/ ALEJANDRO ZAFFARONI
    -------------------------------      Co-Chairman of the Board and Director                      April 8, 1996
        Dr. Alejandro Zaffaroni
               /S/ ERNEST MARIO          Co-Chairman of the Board, Chief Executive
    -------------------------------      Officer and Director (Principal Executive                  April 8, 1996
           Dr. Ernest Mario              Officer)
            /S/ WILLIAM G. DAVIS
    -------------------------------      Director                                                   April 8, 1996
           William G. Davis
    -------------------------------      Director                                                          , 1996
           Martin S. Gerstel
            /S/ ROBERT J. GLASER
    -------------------------------      Director                                                   April 8, 1996
         Dr. Robert J. Glaser
             /S/ DEAN O. MORTON
    -------------------------------      Director                                                   April 8, 1996
            Dean O. Morton
         /S/ RUDOLPH A. PETERSON
    -------------------------------      Director                                                   April 8, 1996
          Rudolph A. Peterson
                /S/ ISAAC STEIN
    -------------------------------      Director                                                   April 8, 1996
              Isaac Stein
             /S/ JULIAN N. STERN
    -------------------------------      Director                                                   April 8, 1996
            Julian N. Stern
             /S/ BRUCE C. COZADD
    -------------------------------      Vice President and Chief Financial Officer                 April 8, 1996
            Bruce C. Cozadd              (Principal Financial and Accounting Officer)